EXHIBIT 99.1

Exponent Reports Second Quarter 2003 Results

MENLO PARK, Calif., July 21, 2003—Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter ended July 4, 2003.

In the second quarter of 2003, net income increased by 26% to $2,674,000, or $0.34 per diluted share, compared to $2,123,000, or $0.28 per diluted share for the same period a year ago. Revenues were $34,922,000, an increase of 10%, versus $31,632,000 for the same period a year ago.

For the first half of 2003, net income increased by 27% to $5,143,000, or $0.65 per diluted share, compared to $4,042,000, or $0.54 per diluted share, for the same period in 2002. Revenues were $69,737,000, an increase of 12%, versus $62,244,000 for the same period a year ago.

“We are pleased to report record quarterly revenues and net income. We experienced strong growth in our Technology Development, Civil, Toxicology and Mechanics and Materials practices,” commented President and CEO, Michael R. Gaulke. “During the quarter Technology Development delivered additional integrated robots and controllers to assist the U.S. Army in exploring caves and searching buildings. Our engineering field support teams in Iraq and Afghanistan have been supporting the Rapid Equipping Force in developing and deploying technologies to soldiers in the field. Additionally, we worked on the fourth phase of the Advanced Combat Uniform project, which included the prototyping of our proposed design for the next generation of soldier ensemble.”

Mr. Gaulke continued, “We continued our strategic focus in pursuit of a leadership position in health science consulting. During the quarter we continued to be involved in the scientific aspects of litigation involving alleged health hazards of asbestos in products, such as floor tiles, roofing materials, glues and brake pads. Additionally, the integration of our new Food and Chemicals practice, formerly Novigen Sciences which was acquired in May of 2002, continued to contribute to the growth of this segment of our business.”

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, mailto:info@exponent.com, or www.exponent.com.

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This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include those discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

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EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended July 4, 2003 and June 28, 2002

(in thousands, except per share data)

	Quarters Ended		Six Months Ended
	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
Revenues
Revenues before reimbursements	$31,808	$28,894	$63,279	$57,125
Reimbursements	3,114	2,738	6,458	5,119

Revenues	34,922	31,632	69,737	62,244
Operating expenses
Compensation and related expenses	20,713	18,923	41,315	37,401
Other operating expenses	4,522	4,321	9,181	8,354
Reimbursable expenses	3,114	2,738	6,458	5,119
General and administrative expenses	2,065	2,032	4,186	3,850

	30,414	28,014	61,140	54,724

Operating income	4,508	3,618	8,597	7,520
Other income
Interest income, net	13	40	24	60
Miscellaneous income, net	209	98	480	190

	222	138	504	250

Income before income taxes	4,730	3,756	9,101	7,770
Income taxes	2,056	1,633	3,958	3,728

Net income	$2,674	$2,123	$5,143	$4,042

Net income per share:
Basic	$0.37	$0.32	$0.72	$0.61
Diluted	$0.34	$0.28	$0.65	$0.54
Shares used in per share computations:
Basic	7,215	6,739	7,164	6,642
Diluted	7,932	7,480	7,862	7,420

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

July 4, 2003 and January 3, 2003

(in thousands)

	July 4, 2003	January 3, 2003
Assets
Current assets:
Cash and cash equivalents	$26,050	$22,480
Accounts receivable, net	40,243	38,404
Prepaid expenses and other assets	1,741	3,450
Deferred income taxes	1,928	1,928

Total current assets	69,962	66,262

Property, equipment and leasehold improvements, net	31,331	31,712
Goodwill	8,573	8,567
Other assets	620	675

	$110,486	$107,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,301	$5,183
Current installments of long-term obligations	61	205
Accrued payroll and employee benefits	14,002	14,667
Deferred revenues	858	1,511

Total current liabilities	18,222	21,566

Long-term obligations, net of current installments	197	167
Deferred income taxes	860	860
Deferred rent	935	837

Total liabilities	20,214	23,430

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	34,228	33,898
Accumulated other comprehensive income (loss)	26	(39)
Retained earnings	61,441	56,298
Treasury shares, at cost	(5,431)	(6,379)

Total stockholders’ equity	90,272	83,786

	$110,486	$107,216